EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                                      with

                                  JEFFREY FEUER

      AGREEMENT entered into as of the 14th day of July 2005 between Jeffrey Feuer, residing at Harav Toledano 10, Netanya 42755, Israel (the "Employee") and SPO Medical Inc., a Delaware State corporation with offices at Suite 380, North Building, 21860, Burbank Boulevard, Woodland Hills, CA 91367-6493 (the "Company").

                               W I T N E S S E T H

      WHEREAS, the Company designs, develops, manufactures and sells prototypes, products, know-how and technologies used in Reflective Pulse Oximetry applications;

      WHEREAS, the Company desires to engage the Employee upon the terms and conditions contained herein; and

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.    Engagement & Duties

      1.1 With effect from the effective date (as defined in Section 2), the Company employs Employee and Employee accepts employment with the Company as the Chief Financial Officer upon the terms and conditions set forth herein.

      The Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged.

      1.2 The Employee's authority shall be subject to the authority of the Chief Executive Officer of the Company.

2.    Term

      2.1 Employee's employment under this Agreement shall commence on July 14th 2005 (the "Effective Date") and shall end on the earlier of: (i) the death or disability (as defined herein) of the Employee, (ii) termination by either party without cause upon 60 days written notice (or payment in lieu thereof if Company terminates this Agreement); (iii) termination of Employee with cause.

      2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of three (3) successive months, or an aggregate of three (3) months in any twelve (12) month period. Disability shall occur at the end of any such period.

      2.3 For the purpose of this paragraph 2, "cause" shall exist if Employee
(i) fails to perform the Employee's areas of responsibility, (ii) engages in conduct which, in the sole discretion of the Company, is unethical, illegal or which otherwise brings notoriety to Company or has an adverse effect on the name or public image of the Company, (iii) fails to comply with the instructions of Company in a manner detrimental to the Company, (iv) termination of the Employee's agreement with SPO Medical Equipment Ltd.("Ltd. Agreement") for cause as defined under the agreement with SPO Medical Equipment Ltd., provided that with respect to clauses (i) and (ii), if Employee has cured any such condition (that is reasonably susceptible to cure) within 15 days following delivery of the advance notice (as defined herein) then "cause" shall be deemed not to exist. For purposes of this Paragraph 2, "advance notice" shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied upon by the Company as the basis for cause.

      2.4 During the period following notice of termination until the effective date of termination by either party for whatever reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company the person or persons who will assume the Employee's responsibilities.

3.    Remuneration

      3.1 Employee Stock Option Plan. For services required to be performed hereunder by Employee, the Employee shall be entitled to participate in an employee stock option plan(s) of the Company. Subject to qualification of the Company's 2005 Equity Incentive Plan with the Israeli Tax Authorities and in particular with the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), Employer shall grant to Employee under Employer's 2005 Equity Incentive Plan such options for 120,000 shares of Common Stock of the Company, which shall vest in 25% installments commencing September 15, 2005 and at the end of each ninety day period thereafter and so long as Employee remains in the employ of the Company and in accordance with the terms and subject to Employee executing the Company's standard Employee Stock Option agreement. The per share exercise price of the option shall be determined by the Company. In the event Employee makes or files a claim against the Company, the Company may cancel all non-vested options previously granted to Employee.

      3.2 Expenses. Employee is authorized to incur reasonable and proper expenses for promoting the business of the Company. The Company will reimburse Employee promptly for all such expenses upon presentation by Employee, of receipts or other appropriate evidence of expenses.

      3.2 Periodic Review. The Company will review Employee remuneration periodically and based on the performance for the previous year will consider favorably adjusting remuneration accordingly. The aforesaid shall not impose any obligation on the Company to change Employee remuneration.

4.    Employee Representations & Acknowledgements

      The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which Employee is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

Employee agrees that under no circumstances shall SPO Medical Equipment Ltd. be liable for any of the obligations of the Company hereunder.

5.    Confidentiality, Non-Compete; Poaching; Development Rights

The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Employee's employment, Employee agrees to comply with the following provisions.

      a. Confidentiality

      (i) The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Employee.

      (ii) Subject to the provisions of Section (iii) below, the Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company, unless otherwise consented to in writing by the Company.

      (iii) The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company or who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

      (iv) The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

      (v) The Employee acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (whether or not so marked) ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

      b. Non-Compete; Poaching; Development Rights

      (i) Unless otherwise expressly consented to in writing by the Company, during the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venture, shareholder, investor, or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest him/herself or engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights.

      (ii) Hiring of Company Employees. During the term of the Employee's employment hereunder, and for a period of twelve (12) months following the date on which Employee's termination of employment with the Company becomes effective, the Employee shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly, with respect to any person who to the Employee's knowledge was employed by the Company or its affiliates ("Company Employee") at any time during the period commencing 12 months prior to the date of the hiring of such Company Employee, hire or cause to be hired any Company Employee, or contract the services of any closely held private corporation or other entity in which such Company Employee is an officer or director or holds a 25% or greater equity ownership interest.

      (iii) Employee's undertakings herein under this Section 6(b) shall be binding upon until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year from the date the Employee last represented him/herself as an employee, agent or representative of the Company or any of its affiliates, subsidiaries or successors.

      (iv) Employee acknowledges that the restricted period of time specified under this Section 6(b) are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

      (v) Development Rights. The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Employee. Employee shall at Company's request do all things and execute all documents as Company may reasonably require to vest in Company the rights and protection herein referred to. It is hereby acknowledged and agreed that the Gross Salary payable under this Agreement also constitutes sufficient consideration for the Employee's obligation hereunder

6.    Miscellaneous

      6.1 Benefit & Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The rights and obligations of the Employee under this Agreement may not be assigned by the Employee.

      6.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

      6.3 Notices. All notices or other communications hereunder shall be in writing and shall be sent to either party by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this section.

      6.4 Applicable Law. This Agreement, its validity, construction and effect shall be governed by and construed under the laws of the State of New York without reference to its conflict of laws principles. The parties hereby irrevocably consent to the jurisdiction of the courts of New York County, State of New York or the United States District Court for the Southern District of New York for all actions, disputes, controversies, differences or questions arising out of or relating to this Agreement. Each of the Company and Employee agree that in any litigation involving the subject matter of this Agreement they waive the right to a trial by Jury.

      6.5 Execution & Counterparts. This Agreement may be signed either by original signature or by facsimile signature. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed as of the date stated above.

SPO Medical Inc.

/s/ Michael Braunold                                 /s/ Jeffrey Feuer
                                                     Jeffrey Feuer